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Ex-12f

                                                  Idaho Power Company
                                           Consolidated Financial Information
                    Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements

                                                Twelve Months Ended December 31,                               Twelve Months
                                                    (Thousands of Dollars)                                         Ended
                                                                                                                 March 31,
                                                   1994         1995         1996         1997          1998       1999
Earnings, as defined:
    Income before income taxes.................. $109,173     $135,333     $142,710     $138,746     $140,984    $145,770
    Adjust for distributed income of equity
      investees.................................      326       (2,058)      (1,413)      (3,943)      (4,697)     (7,490)
    Equity in loss of equity mehtod
      investments...............................        0            0            0            0          476         611
    Minority interest in losses of majority
      owned subs................................        0            0            0            0         (125)       (102)
    Fixed charges, as below.....................   55,227       57,381       58,339       61,743       61,478      61,926

        Total earnings, as defined.............. $164,726     $190,656     $199,636     $196,546     $198,116    $200,715

Fixed charges, as defined:
    Interest charges............................  $54,433      $56,456      $57,348      $60,761      $60,677     $60,992
    Rental interest factor......................      794          925          991          982          801         934

        Total fixed charges.....................   55,227       57,381       58,339       61,743       61,478      61,926

    Preferred stock dividends-gross up-Ipco
      rate......................................   10,682       12,392       12,146        7,803        8,275       8,357

        Total combined fixed charges and
           preferred dividends..................  $65,909      $69,773      $70,485      $69,546      $69,753     $70,283

Ratio of earnings to combined fixed charges and
   preferred dividends..........................    2.50x        2.73x        2.83x        2.83x        2.84x       2.86x


                                                                                                                Exhibit 12-F
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